Exhibit 99.1

EXCERPTS FROM THE PRELIMINARY OFFERING MEMORANDUM,

DATED JULY 21, 2025

Recent Developments

Preliminary Second Quarter Results

Set forth below are preliminary unaudited estimates of selected financial information, reflecting only our continuing operations, as of and for the three months ended June 30, 2025 for Clear Channel Outdoor Holdings, Inc. (the “Company”). Our unaudited condensed consolidated financial statements as of and for the three months ended June 30, 2025 are not yet available. We have provided approximations and ranges for the preliminary unaudited estimates of the financial information described below primarily because our financial closing procedures for the three months ended June 30, 2025 are not yet complete. Estimates of results are inherently uncertain and subject to change, and we undertake no obligation to update or revise the estimates set forth in this offering memorandum as a result of new information, future events or otherwise, except as otherwise required by law. These estimates may differ from actual results. Actual results remain subject to the completion of our quarter-end closing process, which includes a final review by our management and audit committee. During the course of the preparation of the financial statements and related notes and our final review, additional items that require material adjustments to the preliminary financial information presented below may be identified. Therefore, you should not place undue reliance upon these preliminary financial results, which should be viewed in the context of the Company’s full second quarter 2025 results when such results are disclosed by the Company in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2025. Further, see the sections titled “Risk Factors” and “Forward-Looking Statements” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q for additional information regarding factors that could result in differences between the preliminary unaudited estimates of our financial results presented below and the actual financial results we will report for the three months ended June 30, 2025.

	Three Months Ended June 30, 2025		% Change from Prior Year
	(preliminary unaudited estimate)
	Low	High	Low	High
(Dollars in thousands)
Consolidated Revenue:
America	$300,000	$306,000	3%	6%
Airports	$98,000	$102,000	14%	19%
Segment Adjusted EBITDA(1):
America Segment Adjusted EBITDA	$126,000	$130,000	(1)%	2%
Airports Segment Adjusted EBITDA	$23,000	$25,000	21%	32%
Corporate Expense	$30,000	$32,000	(12)%	(6)%
Adjusted Corporate Expense(2)	$22,000	$24,000	(15)%	(8)%
Capital Expenditures	$12,000	$13,000	(25)%	(19)%

(1)

Segment Adjusted EBITDA is a GAAP financial measure calculated as Revenue less Direct operating expenses and SG&A expenses, excluding restructuring and other costs. Restructuring and other costs include costs associated with cost-saving initiatives such as severance, consulting and termination costs and other special costs.

(2)	Adjusted Corporate Expense is a non-GAAP financial measure. Set forth below is a reconciliation of Corporate Expense to Adjusted Corporate Expense:

	Three Months Ended June 30, 2025		% Change from Prior Year
	(preliminary unaudited estimate)
	Low	High	Low	High
(Dollars in thousands)
Corporate Expense	$30,000	$32,000	(12)%	(6)%
Share-based compensation	(7,000)	(8,000)	0%	14%
Restructuring and other costs	(1,000)	0	0%	(100)%

Adjusted Corporate Expense	$22,000	$24,000	(15)%	(8)%

Cash and cash equivalents as of June 30, 2025 are expected to be approximately $138.6 million and total long-term debt is expected to be approximately $5,099.0 million in aggregate principal amount.

The preliminary estimates for the three months ended June 30, 2025 presented above have been prepared by, and are the responsibility of, management. Ernst & Young LLP, our independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to such preliminary information. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.

2